As filed with the Securities and Exchange Commission on February 14, 1995.
                                                 Registration No. 33-_________
_______________________________________________________________________________


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ______________________

                            FORM S-8
                     REGISTRATION STATEMENT
                              Under
                   the Securities Act of 1933
                     ______________________

                    ENSERCH EXPLORATION, INC.
     (Exact name of Registrant as specified in its charter)

                      TEXAS                75-2556975
               (State or other          (I.R.S. Employer
                jurisdiction of         Identification No.)
                incorporation or
                organization)

               4849 GREENVILLE AVENUE, SUITE 1500
                    DALLAS, TEXAS 75206-1110
            (Address of principal Executive Offices)

       ENSERCH EXPLORATION, INC. 1994 STOCK INCENTIVE PLAN
                    (Full title of the Plan)

                       MICHAEL G. FORTADO
             VICE PRESIDENT AND CORPORATE SECRETARY
                    300 SOUTH ST. PAUL STREET
                    DALLAS, TEXAS 75201-5598
                          (214)651-8700
    (Name, address and telephone number of agent for service)

                 CALCULATION OF REGISTRATION FEE
________________________________________________________________________________

                                                Proposed
                                Proposed        Maximum
Title of                        Maximum         Aggregate
Securities to   Amount to be    Offering Price  Offering      Amount of
be Registered   Registered(1)   Per Share(2)    Price (2)     Fee (2)
________________________________________________________________________________
Common Stock    2,000,000       $9.875          $19,750,000   $6,811
$1.00 par       shares
value
________________________________________________________________________________

<footnote>
(1) The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered options for Common Stock, or pursuant to the antidilution adjustment provisions of the plan.
(2) In accordance with Rule 457(c), calculated on the basis of the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite tape on February 10, 1995.
______________________________________________________________________________

                             PART II
       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference

     The following documents are incorporated by reference in the registration statement:

          (a) The Registrant's latest Annual Report on Form 10-K or, if the financial statements therein are more current, the Registrant's latest prospectus, other than the prospectus of which this document is a part, filed pursuant to rule 424(b) or (c) of the Securities and Exchange Commission under the Securities Act of 1933.

          (b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of
     1934 since the end of the fiscal year covered by the Annual
     Report or the prospectus referred to in (a) above.

          (c) The descriptions of the Registrant's Common Stock which are contained in the Registrant's registration statements filed under Section 12 of the Securities Exchange
     Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     The validity of the Common Stock being registered hereunder will be passed upon by William T. Satterwhite, Esquire, Senior Vice President of the Company. As of February 14, 1995, Mr. Satterwhite owned 2,000 restricted shares of Common Stock and held options to acquire 2,500 shares of Common Stock

Item 6.  Indemnification of Directors and Officers

     Registrant's Articles of Incorporation provide that, to the fullest extent permitted by Texas law, directors of Registrant will not be liable to Registrant or its shareholders for monetary damages for any act or omission occurring in their capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable for (i) any breach of the director's duty of loyalty to Registrant or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of the director of Registrant or which involve intentional misconduct or a knowing violation of law, (iii) transactions from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) acts or omissions for which the liability of a director is expressly provided by law.

     Registrant's Articles of Incorporation and its Bylaws grant mandatory indemnification to directors and officers of Registrant to the fullest extent authorized under the Texas Business Corporation Act. In general, a Texas corporation may indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify a director or officer in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling Registrant pursuant to the foregoing provisions, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits

No.                           Description

4.1 Restated Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3 of the Company's Report on Form 8-K dated December 30, 1994).

4.2 Bylaws of the Company as currently in effect (incorporated herein by reference to Exhibit 3.2 of the Company's
     Registration Statement No. 33-56792 on Form S-4).

4.3  1994 Stock Incentive Plan (incorporated by reference to
     Exhibit 10.1 of the Company's Registration Statement No. 33-
     56792 on Form S-4).

5    Opinion of W. T. Satterwhite.

15   Letter re unaudited interim financial information.

23.1 Consent of W. T. Satterwhite (contained in Exhibit 5).

23.2 Consent of Deloitte & Touche LLP.

24   Power(s) of Attorney.

Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To include any prospectus required by Section
                10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest Annual Report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on February 13, 1995.

                              Enserch Exploration, Inc.


                                 /s/ D. W. Biegler
February 14, 1995             By ________________________________
                                 D. W. Biegler, Chairman


     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:


        Signature and Title                            Date

D. W. Biegler, Chairman, Chief Executive
Officer, and Director; G. J. Junco,
President, Chief Operating Officer, and
Director; B. A. Bridgewater, Jr., Director;     February 14, 1995
Frederick S. Addy, Director; S. R. Singer,
Senior Vice President, Chief Financial
Officer; J. W. Pinkerton, Vice President and Controller



    /s/ D. W. Biegler
By: _______________________________
    D. W. Biegler
   (Individually and as
    Attorney-in-Fact for each
    of the persons indicated)